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                                                                    (EXHIBIT 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

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
                                                                                                       THREE MONTHS ENDED
                                                      FOR THE YEARS ENDED DECEMBER 31,                      MARCH 31,
                                          ----------------------------------------------------------   --------------------
               TITLE                       1995         1996        1997         1998        1999       1999        2000
-------------------------------------     --------     --------    --------     --------    --------   --------    --------
A)  Earnings before income taxes,
    minority interest, extraordinary
    items and accounting changes       $   2,742.0  $     939.0  $   143.0  $     429.0  $     448.0  $    94.0  $  435.0

B)  Minority interest expense,
    net of taxes                            (166.0)      (180.0)    (140.0)       (87.0)      (163.0)     (34.0)    (55.0)

C)  Fixed charges excluding
    capitalized interest                     740.3        802.1      826.6        866.7        820.9      212.0     207.1

D)  Amortization of previously
    capitalized interest                      29.6         34.2       37.0         38.8         17.0        5.4       5.5

E)  Equity in undistributed
    earnings of affiliates                   (94.5)         6.2      (40.4)        23.7        (41.6)      11.0       0.4
                                       -----------  -----------  ---------  -----------  -----------  ---------  --------

F)  EARNINGS BEFORE INCOME
    TAXES, MINORITY INTEREST,
    EXTRAORDINARY ITEMS, ACCOUNTING
    CHANGES AND FIXED CHARGES          $   3,251.4  $   1,601.5  $   826.2  $   1,271.2  $   1,081.3  $   288.4  $  593.0
                                       ===========  ===========  =========  ===========  ===========  =========  ========

FIXED CHARGES

G)  Interest and amortization of
    debt expense                       $     664.9  $     699.5  $   720.0  $     716.9  $     611.5  $   162.6  $  155.5

H)  Interest factor attributable to
    rentals                                   64.8         79.0       83.0         80.7         76.3       17.5      16.8

I)  Preferred dividends of
    subsidiary                                10.6         23.6       23.6         69.1        133.1       31.9      34.8

J)  Capitalized interest                      66.9         71.2       71.6         53.4         29.3        2.1       6.6
                                       -----------  -----------  ---------  -----------  -----------  ---------  --------
K)  TOTAL FIXED CHARGES                $     807.2  $     873.3  $   898.2  $     920.1  $     850.2  $   214.1  $  213.7
                                       ===========  ===========  =========  ===========  ===========  =========  ========
L)  RATIO OF EARNINGS TO FIXED
    CHARGES                                   4.03         1.83                    1.38         1.27       1.35      2.77
                                       ===========  ===========  =========  ===========  ===========  =========  ========
M)  DEFICIENCY IN EARNINGS
    NECESSARY TO COVER FIXED CHARGES                             $   (72.0)
                                                                 =========
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